Exhibit 10.25

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (“Release”) is entered into by and between Humacyte, Inc. (“Humacyte”) and Douglas Blankenship (“Blankenship”) as of the date signed by Blankenship.

WHEREAS, Blankenship has been employed by Humacyte, Inc. or its subsidiaries or affiliates;

WHEREAS, Blankenship and Humacyte entered into an Executive Employment Agreement dated October 08, 2018 (the “Employment Agreement”);

WHEREAS, Blankenship’s employment is separated “without cause” effective May 17, 2021 (“the Separation Date”).

NOW, THEREFORE, in consideration of the covenants and payments set forth in this Release, Humacyte and Blankenship agrees as follows:

1. Humacyte will continue to pay Blankenship’s current base salary for thirty (30) days from the Separation Date, in lieu of any notice required by Section 3.1 of the Employment Agreement. Blankenship will receive these payments regardless of whether he signs this Release.

2. If Blankenship signs and returns this Release within twenty-one (21) days after his Separation Date and does not revoke it during the seven (7) day revocation period described in Section 14(g), then, in accordance with Section 4.2(b) of the Employment Agreement, Humacyte shall pay to Blankenship severance equivalent to six (6) months of his current salary, which is a total of one hundred eighty-five thousand six hundred fifty-seven dollars and fifty-five cents ($185,657.55). Payment of such amount, net of deductions for required withholding for taxes and any lawfully authorized or required payroll deductions, shall be made in substantially equal installments on the same payroll schedule applicable to Blankenship immediately prior to his separation from service, and will commence on the first payroll date following the expiration of the seven-day revocation period. Notwithstanding any other provision of this Release, any payments to Blankenship under this Section 2 shall begin no later than the sixtieth (60th) day following the Separation Date, and shall be completed no later than March 15, 2022.

3. If Blankenship signs and returns this Release within twenty-one (21) days after his Separation Date and does not revoke it during the seven (7) day revocation period described in Section 14(g), then, in accordance with Section 4.2(b) of the Employment Agreement, Humacyte shall also pay to Blankenship his 2020 performance bonus, which is a total of fifty-five thousand six hundred ninety-seven dollars and twenty-seven cents ($55,697.27). Payment of such amount, net of deductions for required withholding for taxes and any lawfully authorized or required payroll deductions, shall be made in a single lump sum payment on Humacyte’s first payroll date following the expiration of the seven-day revocation period. Notwithstanding any other provision of this Release, the lump sum payment to Blankenship shall be made no later than the sixtieth (60th) day following the Separation Date. In addition, in accordance with Section 2.4 of the Employment Agreement, Blankenship shall earn a pro rata portion of any performance bonus that Humacyte awards for 2021, with the pro rata portion calculated based on the number of days Blankenship was employed during calendar year 2021 (the “Pro Rata 2021 Bonus”). Any Pro Rata 2021 Bonus payable to Blankenship shall be paid no later than March 15, 2022.

4. If Blankenship signs this Release within twenty-one (21) days after his Separation Date and does not revoke it, Humacyte will enter into a Consulting Agreement with Blankenship in the form attached hereto as Exhibit 1, to commence on or after June 13, 2021.

5. Blankenship and Humacyte are parties to a stock option agreement, dated December 18, 2018, pursuant to which certain stock options were granted to Blankenship under the Humacyte, Inc. 2015 Omnibus Incentive Plan, as amended (the “2015 Plan”), and with respect to which certain of the stock options granted to Blankenship thereunder have vested (“the 2018 Stock Option Agreement”). Contingent upon Blankenship’s signing and not revoking this Release, and pursuant to actions taken by Humacyte’s Board of Directors under its authority granted under the 2015 Plan, the 2018 Stock Option Agreement is hereby amended, effective as of the Separation Date: (I) to restate Section 4(b) in its entirety to state: “(b) September 1, 2022”; (II) to delete Section 4(c); (III) to renumber the remaining paragraphs to reflect the deletion of Section 4(c); and (IV) to provide that all unvested options under the 2018 Stock Option Agreement shall become fully vested and exercisable.

6. Blankenship and Humacyte are parties to a stock option agreement, dated December 14, 2020 (the “2020 Stock Option Agreement”). Blankenship acknowledges that the termination of his employment on the Separation Date is a Termination of Service for purposes of the 2020 Stock Option Agreement, and that any stock options granted to him under the 2020 Stock Option Agreement (or any other stock option agreement other than the 2018 Stock Option Agreement) that did not vest on or before the Separation Date are forfeited.

7. Blankenship has been advised by Humacyte to seek independent advice regarding the tax consequences of exercising his vested stock options more than three (3) months after the Separation Date.

8. All compensation under this Release will be subject to deductions for required withholding for taxes and any lawfully authorized or required payroll deductions. Blankenship understands and agrees that Humacyte makes no representations as to the tax consequences of any compensation or benefits provided hereunder (including, without limitation, under Sections 409A, 421, or 422 of the Internal Revenue Code of 1986, as amended, if applicable), and that Blankenship is solely responsible for any and all income, excise or other taxes imposed on Blankenship with respect to any and all compensation or other benefits provided to Blankenship.

9. Except for Humacyte’s obligations under this Release, Blankenship releases and forever discharges Humacyte and its subsidiaries, divisions, affiliates, successors, assigns, and all of their respective insurers, attorneys, and past and present officers, directors, trustees, employees, members and agents (collectively, “the Released Parties”) from any and all claims, actions, complaints, grievances, liabilities, obligations, losses, damages, fees, costs, causes of action, suits, rights, and demands, of any and every nature whatsoever, known or unknown, suspected or unsuspected, disclosed or undisclosed (collectively, “Claims”) arising out of or relating to any acts or omissions that occurred before the date of this Release. This includes, but is not limited to, all Claims that Blankenship may have under any federal, state and municipal laws or the common law and all Claims arising out of or relating to Blankenship’s employment or the termination of that employment.

10. Provided, however, nothing in this Release releases or affects Blankenship’s right to file, or to participate in, any charge, complaint, investigation or proceeding before the U.S. Equal Employment Opportunity Commission or any other federal, state or local government body or agency. If any such charge, complaint, investigation or proceeding is filed by Blankenship or anyone else, Blankenship hereby waives, to the fullest extent permitted by law, not to accept any personal monetary or equitable relief from such charge, complaint, investigation or proceeding.

11. Provided, further, nothing in this Release releases or affects any rights Blankenship may have to: (a) Blankenship’s own vested accrued employee benefits under Humacyte’s ERISA-covered health, welfare, or retirement benefit plans as of Blankenship’s Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) indemnification or advancement by Humacyte for Blankenship’s lawful activities, undertaken in good faith, as an executive of Humacyte in accordance with Humacyte’s certificate of incorporation; (d) coverage under the directors’ and officers’ liability insurance policies maintained by Humacyte and its subsidiaries; or (e) pursue claims which by law cannot be waived by signing this Release.

12. Blankenship affirms that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, notice period, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him. Blankenship also affirms that he has no known workplace injuries or occupational diseases relating to his employment and has been provided and/or has not been denied any leave to which he was entitled under any family or medical leave law or otherwise.

13. Blankenship warrants and represents that there are no outstanding charges, complaints, claims, grievances or actions of any nature whatsoever previously filed or brought by him or on his behalf against any of the Released Parties pending before any federal, state or local court or administrative body.

14. Blankenship is over 40 years old and therefore is covered by the Age Discrimination in Employment Act of 1967 (29 U.S.C. §  621, et. seq.). As such, Blankenship acknowledges that he:

(a) Has been given at least twenty-one (21) days to consider this Release before signing it and understands that this Release must be signed and returned by 21 days after date presented to Blankenship to be effective;

(b) Has carefully read and fully understands all of the provisions of this Release;

(c) Is, through this Release, releasing Humacyte and the other Released Parties from claims he may have against them arising out of or relating to his employment or termination of employment, including but not limited to any claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §  621, et seq.), and any amendments thereto (“the Age Discrimination in Employment Act”);

(d) Voluntarily agrees to all terms in this Release;

(e) Knowingly intends to be bound by this Release;

(f) Was and hereby is advised to consider the terms of this Release and consult with an attorney of his choice prior to signing this Release;

(g) Has a full seven (7) days after signing this Release to revoke this Release and has been and hereby is advised in writing that this Release shall not become effective or enforceable until the revocation period has expired. Revocation by Blankenship shall be effective only upon his written notice delivered to Humacyte’s Executive Vice President, Business Strategy & People within that 7-day period; and,

(h) Understands that rights or claims under the Age Discrimination in Employment that may arise after the date this Release is executed are not waived or released.

15. All payments under this Release (including, but not limited to, those intended to fulfill the obligations of Humacyte under the Employment Agreement) are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder (“Section 409A”) and this Release shall be interpreted accordingly. No provision of this Release shall transfer to Humacyte any tax obligations that otherwise are the responsibility of Blankenship, in each case without regard to the amount withheld, and Humacyte shall have no obligation to secure favorable tax treatment for Blankenship with respect to any payments under this Release. Each payment to Blankenship under this Release shall be treated as a separate payment for purposes of Section 409A.

16. Blankenship certifies that he has returned to Humacyte all data (including work product, financial data, documents and computer data, regardless of form or medium), and all equipment (including keys, devices and computer software), in his possession or control that relate to the business of Humacyte.

17. This Release may be executed in multiple counterparts, each of which shall be deemed to be and have the same force and effect as an original, and all of which, taken together, shall constitute and be construed as a single agreement. A copy of an executed original shall have the same force and effect as an original.

18. This Release shall be governed by, and construed in accordance with, the laws of the State of North Carolina applicable to contracts made and to be performed within the state. Any disputes arising out of or relating to this Release shall be submitted to binding arbitration in Wake County, North Carolina in accordance with the Labor/Employment Rules of the American Arbitration Association (“AAA”). The costs of arbitration, attorneys’ fees, and expenses shall be awarded to the prevailing party against the non-prevailing party. The arbitration award will be binding and conclusive on the parties and may be enforced in any court of competent jurisdiction.

19. This Release sets forth the sole and entire agreement between Humacyte and Blankenship regarding the severance of his employment. This Release does not modify Blankenship’s Proprietary Information, Inventions and Noncompetition Agreement with Humacyte, which Blankenship acknowledges is fully enforceable against him. The parties acknowledge that there have been no promises or representations made regarding the severance of employment that are not contained in this Release. This Release cannot be amended except in writing signed by the parties.

/s/ Douglas Blankenship
Douglas Blankenship

Date of Signature: 5/29/2021

HUMACYTE, INC.

By:	/s/ Sabrina Osborne
Name:	Sabrina Osborne
Title:	EVP, Business Strategy & People

Date of Signature: 5/30/2021

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